Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Kent Jenkins
SVP Investor Relations	VP Public Affairs Communications
714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS FOURTH QUARTER AND

FISCAL YEAR 2011 RESULTS

Santa Ana, CA, August 23, 2011 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter and fiscal year ended June 30, 2011. The results for the fourth quarter met or exceeded our most recent guidance for revenue and earnings per share; new student enrollment fell slightly below guidance. (Guidance excludes all one-time charges; the Company recorded an $11.7 million impairment and severance charge in the fourth quarter.)

“We navigated through a number of challenges in fiscal 2011 and made progress in several areas,” said Jack Massimino, Corinthian chairman and chief executive officer. “We continued to focus on student completion, and we assisted a record number of graduates in finding jobs in their fields of study. In the area of regulatory compliance, we developed and implemented a new compensation program for front-line admissions and student finance representatives and expanded our disclosures related to completion, placement and program costs. We took steps to remain in compliance with the 90/10 Rule, including a new external student financing program. We also continued to increase the efficiency of our back-end operations, particularly in the area of cohort default management and financial aid processing. As a result, we no longer consider two-year CDRs to be a significant risk for our company.”

“As anticipated, the rate of new student enrollment growth declined in the fourth quarter,” Massimino said. “This decline is primarily the result of our decision to stop enrolling ability-to-benefit (ATB) students as of September 1, 2010. Other factors include general economic conditions, tuition increases implemented in the second half of fiscal 2011, and operational changes associated with new federal regulations. We expect the rate of year-over-year new enrollment declines to slow and then turn positive by the end of fiscal 2012.”

“The decline in enrollment has reduced revenue and pressured margins,” Massimino said. “To help offset the decline, we are aligning expenses with revenue and continuing to pursue several growth initiatives. These include expanding core program offerings at numerous campuses; opening new campuses, including six schools opened in fiscal 2011; expanding our online capabilities; and additional focus on recruiting from the high school market. In addition, based upon our improvement in cohort default rates, we began enrolling ATB students again on a limited basis and those enrollments are progressing as planned.”

“The final gainful employment rule was published in June, and we have completed our initial review of the new requirements,” Massimino said. “We cannot predict the impact of the rule with certainty, as there are many open questions. In general, by using Bureau of Labor Statistics data as allowed in the first three years, we expect the vast majority of our short-term diploma programs to meet the required debt-to-income ratios. For our two-year associate degree programs, we plan to modify the pricing and curriculum structure and replace programs over time. These changes are consistent with our overall growth strategy and we believe they will also help mitigate the impact of the rule.”

Comparing the fourth quarter of fiscal 2011 with the same quarter of the prior year:

•	Net revenue was $425.2 million versus $481.1 million, a decrease of 11.6%.

•	Total student population at June 30, 2011 was 93,457 versus 110,105 at June 30, 2010, a decrease of 15.1%.

•	New student enrollments totaled 24,981 versus 34,384, a decrease of 27.3%. Excluding the impact of the loss of ATB students, pro forma new student growth declined by approximately 14.9%.

•	Operating income was $6.7 million, or 1.6% of revenue, including an impairment and severance charge of $11.7 million, compared with operating income of $55.7 million, or 11.6% of revenue.

•	Net income was $3.4 million, including an impairment and severance charge of $11.7 million, and a loss from discontinued operations of $1.0 million, compared with net income of $33.9 million.

•

Diluted earnings per share from continuing operations were $0.05, versus diluted earnings per share of $0.38. Excluding the impairment charge and its related tax effect, diluted earnings per share from continuing operations were $0.13.

Financial Review

Impairment, facility closing and severance charge – During the fourth quarter, we recorded an impairment and severance charge of $11.7 million. The impairment charge included $6.9 million associated with the non-recourse sale of student loans and severance of $4.8 million.

Educational services expenses were 62.2% of revenue in Q4 11 versus 57.2% in Q4 10, the result of higher compensation, facility costs, and student services expense, against lower net revenues. Bad debt expense was 4.5% of revenue in Q4 11 versus 5.1% in Q4 10. The decrease is primarily attributable to improved timing of packaging students with financial aid and increased automation of financial aid processes.

Marketing and admissions expenses were 23.0% of revenue in Q4 11 versus 20.6% in Q4 10. The increase is primarily the result of higher compensation costs, higher advertising costs, and higher costs per new student enrollment, against lower net revenues.

General and administrative expenses were 10.5% of revenue in Q4 11 versus 10.6% in Q4 10.

The operating margin was 1.6% in Q4 11 versus 11.6% in Q4 10. The decrease is the result of an impairment and severance charge, declining enrollment in the ground schools, increased costs for default management and academic personnel, and expenses associated with our new campuses.

Cash and cash equivalents totaled $107.4 million at June 30, 2011, compared with $209.4 million at June 30, 2010.

Long term debt and capital leases (including current portion) totaled $331.8 million at June 30, 2011, compared with $314.3 million at June 30, 2010.

Cash flow from operations was $15.0 million in fiscal 2011, versus $204.3 million in fiscal 2010. The decline in cash flow is primarily related to the decline in our net income and the timing of cash payments and receipts related to working capital.

Capital expenditures were $110.7 million in fiscal 2011, versus $83.5 million in fiscal 2010. The increase is primarily the result of investments in new campuses.

Guidance

The following guidance excludes one-time charges:

Time Period	Revenue	Diluted EPS	New Student Growth
Q1 12	$414 - $424 million	$(0.04) - $(0.02)	(23)% – (25)%
FY 12	N/A	$0.30 - $0.35	N/A

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations.) The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Tuesday, August 30. The playback can be reached by dialing (888) 642-1687 (domestic) or (706) 645-9291(international) and using pass code 81220210.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 122 Everest, Heald and WyoTech campuses, and also offer degrees exclusively online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding enrollment growth or declines in future periods; expected savings from our decision to align organizational expenses with lower enrollments; the success of our growth initiatives and our ability to grow enrollments over the long term; our ability to manage student outcomes; our ability to comply with new federal regulations, including the gainful employment rule; and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: recently promulgated Department of Education rules; inquiries by the Senate HELP committee; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to affect the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including state attorneys general and the U.S. Department of Education’s Office of the Inspector General; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; risks associated with the company’s new student lending program through ASFG; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Net revenues	$425,237	$481,087	$1,868,796	$1,756,192
Operating expenses:
Educational services	264,473	275,276	1,111,870	966,894
General and administrative	44,696	50,963	205,124	192,554
Marketing and admissions	97,696	99,164	414,778	355,980
Impairment, facility closing, and severance charges	11,667	—	220,058	—

Total operating expenses	418,532	425,403	1,951,830	1,515,428

Income (loss) from operations	6,705	55,684	(83,034)	240,764

Interest (income)	(309)	(222)	(922)	(1,148)
Interest expense	2,469	1,543	8,530	5,010
Other (income) expense	(109)	(141)	(3,429)	(4,229)

Pre-tax income (loss) from operations	4,654	54,504	(87,213)	241,131
Provision for income taxes	243	20,609	22,482	95,228

Income (loss) from continuing operations	$4,411	$33,895	$(109,695)	$145,903
(Loss) income from discontinued operations, net of tax	(1,043)	(45)	(1,470)	68

Net Income (loss)	3,368	33,850	(111,165)	145,971

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.05	$0.38	$(1.28)	$1.66
Loss from discontinued operations	$(0.01)	$(0.00)	$(0.02)	$0.00

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.05	$0.38	$(1.28)	$1.65
Loss from discontinued operations	$(0.01)	$(0.00)	$(0.02)	$0.00

Weighted average number of common shares outstanding:
Basic	84,612	88,109	85,388	87,696
Diluted	84,736	88,853	85,388	88,707

Selected Consolidated Balance Sheet Data

	June 30, 2011	June 30, 2010
Cash and cash equivalents	$107,430	$209,419
Receivables, net (including long term notes receivable)	$245,989	$163,495
Current assets	$421,507	$437,722
Total assets	$1,204,225	$1,389,420
Current liabilities	$222,670	$297,311
Long-term debt and capital leases (including current portion)	$331,792	$314,259
Total liabilities	$639,158	$698,386
Total stockholders’ equity	$565,067	$691,034